As filed with the Securities and Exchange Commission on November 27, 2007

Registration No. 333-140234

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM SB-2
ON
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Wireless Ronin Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1967918
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(952) 564-3500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey C. Mack	Copies to:
Chairman of the Board of Directors,
Chief Executive Officer and President
Wireless Ronin Technologies, Inc.
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(952) 564-3500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	Avron L. Gordon, Esq. Brett D. Anderson, Esq. Briggs and Morgan, P.A. 2200 IDS Center Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2007
Prospectus
4,154,825 Shares
Wireless Ronin Technologies, Inc.
Common Stock

     The shareholders of Wireless Ronin Technologies, Inc. identified under “Selling Shareholders” are offering and selling 2,297,302 shares of common stock under this prospectus, including 1,857,523 shares issued or issuable upon the exercise of warrants. We issued these securities in various private offerings. We will receive none of the proceeds from the sale of the shares by the selling shareholders, except for the exercise price of the warrants, if and when such warrants are exercised, assuming the exercise price is paid in cash by the selling shareholders.
     Our common stock is listed on the NASDAQ Global Market under the symbol “RNIN.” On November 26, 2007, the closing sale price of our common stock reported by the NASDAQ Global Market was $2.74 per share.
     Investing in our common stock involves risks, including the risk that we have had substantial losses since inception. See “Risk factors” on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

Available Information
     We are subject to the information requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.
Incorporation of Certain Information by Reference
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:
•	Annual Report on Form 10-KSB for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	Current Reports on Form 8-K filed on January 4, 2007; January 26, 2007; February 6, 2007; February 16, 2007 (as to Items 1.01 and 1.02 only); March 2, 2007; April 30, 2007; June 14, 2007; June 19, 2007; August 3, 2007; August 10, 2007 (as to Item 8.01 only); August 20, 2007; September 19, 2007; October 3, 2007 (as to Item 8.01 only); October 18, 2007; and November 16, 2007;

•	Current Report on Form 8-K/A filed on November 1, 2007;

•	Description of our common stock contained in our Registration Statement on Form 8-A/A (File No. 001-33169) filed on November 27, 2006, as the same may be amended from time to time; and

•	Definitive Schedule 14A (Proxy Statement) filed on October 2, 2007.
     We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents. Please direct written requests to Brian Anderson, Vice President and Controller, Wireless Ronin Technologies, Inc., 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345. Please direct telephone requests to Mr. Anderson at (952) 564-3500.

Prospectus Summary
     Because this is a summary, it does not contain all the information that may be important to you. You should read this entire prospectus carefully, including the other information to which we refer you, before you decide to invest.
Business Overview
     We provide dynamic digital signage solutions targeting specific retail and service markets. Digital signage is an electronic communication media viewed by a person on a video display. A common example of digital signage is an electronic billboard display in an arena or other public area. Through a suite of software applications marketed as RoninCast®, we provide an enterprise-level content delivery system that manages, schedules and delivers digital content over wireless or wired networks. Additionally, RoninCast’s flexibility allows us to develop custom solutions for specific customer applications.
     RoninCast is a digital alternative to static signage, such as cardboard, paper or other forms of temporary displays delivering a static message, that provides our customers with a dynamic visual marketing system designed to enhance the way they advertise, market and deliver their messages to targeted audiences. For example, digital signage utilizing our technology can be combined with interactive touch screens to create new platforms for assisting with product selection and conveying marketing messages. RoninCast enables us to deliver a turn-key solution that includes project planning, innovative design services, network deployment, software training, equipment, hardware configuration, content development, implementation, maintenance and 24/7 help desk support.
     We were incorporated in the State of Minnesota on March 23, 2000. Our principal executive office is located at 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345. Our telephone number at that address is (952) 564-3500. We maintain a website at www.wirelessronin.com. Our website, and the information contained therein, is not a part of this prospectus.
Follow-On Public Offering
     On June 19, 2007, we sold 4,290,000 shares and a selling shareholder sold 1,000,000 shares of our common stock at $7.00 per share pursuant to a registration statement on Form SB-2, which was declared effective by the SEC on June 13, 2007. We obtained approximately $27.1 million in net proceeds as a result of this follow-on offering.
Acquisition of McGill Digital Solutions
     On August 16, 2007, we closed the transaction contemplated by the stock purchase agreement, dated August 1, 2007, by and between our company, and Robert Whent, Alan Buterbaugh and Marlene Buterbaugh. At the closing, we purchased all of the sellers’ stock in holding companies that owned McGill Digital Solutions, Inc., based in Windsor, Ontario, Canada. We acquired the shares from the sellers for an aggregate cash consideration of $3,130,929, subject to potential adjustments, and 50,000 shares of our common stock. We also incurred $178,217 in direct costs related to the acquisition. In addition, we will pay earn-out consideration to the sellers of up to $1,000,000 (CAD) and 50,000 shares of our common stock if specified earn-out criteria are met. The earn-out criteria for 2007 are at least $4,100,000 (CAD) gross sales and a gross margin equal to or greater than 50%. If the 2007 earn-out criteria are met, 25% of the earn-out consideration would be paid. The earn-out consideration for 2008 consists of gross sales of at least $6,900,000 (CAD) and a gross margin equal to or greater than 50% which, if achieved, would allow the sellers to earn the remainder of the earn-out consideration.

Summary of Selected Financial Information
     You should read the summary financial data below in conjunction with our financial statements and the related notes and with “Management’s Discussion and Analysis or Plan of Operation” included in our Annual Report on Form 10-KSB and our Quarterly Reports on Form 10-QSB. The statement of operations data for the years ended December 31, 2005 and 2006 and the balance sheet data as of December 31, 2005 and 2006 are derived from audited financial statements which are incorporated by reference into this prospectus. The statement of operations data for the nine months ended September 30, 2006 and 2007 and the balance sheet data as of September 30, 2007 are derived from unaudited financial statements which are incorporated by reference into this prospectus.

			Nine Months Ended
	Years Ended December 31,		September 30,
	2005	2006	2006	2007
Statement of Operations Data:
Sales	$710,216	$3,145,389	$1,917,414	$4,375,232
Cost of sales (1)	939,906	1,545,267	765,264	2,686,052
Sales and marketing expenses	1,198,629	1,462,667	1,057,790	1,993,191
Research and development expenses	881,515	875,821	623,883	827,234
General and administrative expenses	1,690,601	3,579,968	2,482,784	5,486,439
Termination of partnership agreement	—	—	—	653,995
Other expenses (income)	789,490	10,469,403	3,305,978	(858,879)

Net loss	$(4,789,925)	$(14,787,737)	$(6,318,285)	$(6,412,800)

Loss per common share	$(7.18)	$(9.71)	$(7.79)	$(0.55)

Weighted average basic and diluted shares outstanding	666,712	1,522,836	811,174	11,565,993

	As of December 31,	As of December 31,	As of September 30,
	2005	2006	2007
Balance Sheet Data:
Current assets	$768,187	$16,999,503	$37,953,849
Total assets	1,313,171	17,545,927	42,346,909
Current liabilities	7,250,478	1,652,687	3,463,136
Non-current liabilities	1,668,161	155,456	89,056

Total liabilities	8,918,639	1,808,143	3,552,192

Shareholders’ equity (deficit)	$(7,605,468)	$15,737,784	$38,794,717

(1)	Includes $390,247 and $37,410 in obsolete inventory write downs for the years ended December 31, 2005 and 2006, respectively.

Risk Factors
     Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, the other information included in this prospectus and the other information to which we refer you, before you decide to invest.
Risks Related to Our Business
Our operations and business are subject to the risks of an early stage company with limited revenue and a history of operating losses. We have incurred losses since inception, and we have had only nominal revenue. We may not ever become or remain profitable.
     Since inception, we have had limited revenue from the sale of our products and services, and we have incurred net losses. We incurred net losses of $4,789,925 and $14,787,737, respectively, for the years ended December 31, 2005 and 2006. We had a net loss of $6,412,800 for the nine months ended September 30, 2007. As of September 30, 2007, we had an accumulated deficit of $39,846,513. We expect to increase our spending significantly as we continue to expand our infrastructure and our sales and marketing efforts and continue research and development.
     We have not been profitable in any year of our operating history and anticipate incurring additional losses into the foreseeable future. We do not know whether or when we will become profitable. Even if we are able to achieve profitability in future periods, we may not be able to sustain or increase our profitability in successive periods. We may require additional financing in the future to support our operations. For further information, please review the risk factor “Adequate funds for our operations may not be available, requiring us to curtail our activities significantly” below.
     We have formulated our business plans and strategies based on certain assumptions regarding the acceptance of our business model and the marketing of our products and services. However, our assessments regarding market size, market share, market acceptance of our products and services and a variety of other factors may prove incorrect. Our future success will depend upon many factors, including factors which may be beyond our control or which cannot be predicted at this time.
Our success depends on our RoninCast system achieving and maintaining widespread acceptance in our targeted markets. If our products contain errors or defects, our business reputation may be harmed.
     Our success will depend to a large extent on broad market acceptance of RoninCast and our other products and services among our prospective customers. Our prospective customers may still not use our solutions for a number of other reasons, including preference for static signage, unfamiliarity with our technology or perceived lack of reliability. We believe that the acceptance of RoninCast and our other products and services by our prospective customers will depend on the following factors:
•	our ability to demonstrate RoninCast’s economic and other benefits;

•	our customers becoming comfortable with using RoninCast; and

•	the reliability of the software and hardware comprising RoninCast and our other products.

     Our software is complex and must meet stringent user requirements. Our products could contain errors or defects, especially when first introduced or when new models or versions are released, which could cause our customers to reject our products, result in increased service costs and warranty expenses and harm our reputation. We must develop our products quickly to keep pace with the rapidly changing digital signage and communications market. In the future, we may experience delays in releasing new products as problems are corrected. In addition, some undetected errors or defects may only become apparent as new functions are added to our products. Delays, costs and damage to our reputation due to product defects could harm our business.
We may experience fluctuations in our quarterly operating results.
     We may experience variability in our total sales on a quarterly basis as a result of many factors, including the condition of the electronic communication and digital signage industry in general, shifts in demand for software and hardware products, technological changes and industry announcements of new products and upgrades, absence of long-term commitments from customers, timing and variable lead-times of customer orders, delays in or cancellations of customer orders, the ability of our customers to pay for products and services, effectiveness in managing our operations and changes in economic conditions in general. We may not consider it prudent to adjust our spending levels on the same timeframe; therefore, if total sales decline for a given quarter, our operating results may be materially adversely affected. As a result of the potential fluctuations in our quarterly operating results, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance. Further, it is possible that in future quarters our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be materially adversely affected.
During the first nine months of 2007, sales to one customer generated a majority of our revenue and any decrease in revenue from this customer, who has reprioritized its digital signage projects, could have an adverse effect on our net revenue and operating results.
     The markets for our products are highly concentrated. Our revenues are typically derived from a limited number of customers. Revenues from our largest customer accounted for 56.1 percent of our revenue for the nine months ended September 30, 2007. This customer also has advised us of its re-prioritization of its planned digital signage implementations. In particular, this customer has delayed the rollout of network installations into large, upscale malls, and the launch, installation and operation of digital signage networks in physicians’ offices throughout the U.S. This re-prioritization of pending projects will negatively impact our 2007 revenue. Furthermore, our customer concentration increases the risk of quarterly fluctuations in our revenues and operating results. Any downturn in the business of our key customers or potential new customers could have a negative impact on our sales to such customers, which could adversely affect our net revenues and results of operations. We expect that a small number of customers will continue to account for a large amount of our revenues. The decision by any large customer to decrease or cease using our products would harm our business. The loss of one of more of our customers, or a significant reduction in the use of our services by one or more of our customers, could have a material adverse effect on our results of operations.
During the first nine months of 2007, our accounts receivable with one customer represented a majority of our accounts receivable and our dependence on such customer, who has reprioritized its digital signage projects, represents a significant concentration of credit risk.
     Due to our dependence on a limited number of customers, we are subject to a concentration of credit risk with respect to accounts receivable. Accounts receivable due from our largest customer accounted for 56.7 percent of our accounts receivable as of September 30, 2007. As noted above, this customer has advised us of its re-prioritization of its planned digital signage implementations.

Furthermore, in October 2007, this customer executed a promissory note in favor of our company and entered into a related security agreement pursuant to which we acquired a security interest in certain collateral. Due to the issuance of this note, we will reclassify approximately $1.8 million of accounts receivable into notes receivable during the quarter ended December 31, 2007. This debt obligation is scheduled to mature on the first to occur of (1) successful completion of this customer’s financing efforts, or (2) December 31, 2007.
     In the case of insolvency by one of our significant customers, accounts receivable with respect to that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could adversely affect our financial position. In addition, in the case of insolvency by our largest customer and notwithstanding the above-referenced security agreement, we may not be able to fully recover the amount of the note receivable, which could adversely affect our financial position. There can be no assurance that we will not suffer credit losses in the future.
The integration and operation of McGill Digital Solutions may disrupt our business and create additional expenses and we may not achieve the anticipated benefits of the acquisition. In the event we elect to expand our business through additional acquisitions, we cannot assure that such future acquisitions, if pursued and consummated, will be advantageous or profitable.
     Integration of an acquisition involves numerous risks, including difficulties in converting information technology systems and assimilating the operations and products or services of an acquired business, the diversion of management’s attention from other business concerns, risks of entering markets in which we have limited or no direct prior experience, assumption of unknown liabilities, the potential loss of key associates and/or customers, difficulties in completing strategic initiatives already underway in the acquired or acquiring companies, unfamiliarity with partners of the acquired company, and difficulties in attracting additional key employees necessary to manage acquired operations, each of which could have a material adverse effect on our business, results of operations and financial condition.
     In August 2007, we acquired McGill Digital Solutions. The success of our integration of McGill Digital Solutions, which is presently incomplete as well as subject to the above-referenced risks, assumes certain synergies and other benefits. We cannot assure you that these risks or other unforeseen factors will not offset the intended benefits of the acquisition, in whole or in part.
     We may determine to grow through future acquisitions of technologies, products or businesses. We may complete future acquisitions using cash, or through issuances of equity securities which could be dilutive, or through the incurrence of debt which could contain restrictive covenants. In addition, acquisitions may result in significant amortization expenses related to intangible assets. Such methods of financing could adversely affect our earnings. We cannot assure you that we will be successful in integrating any business acquired in the future. In addition, we cannot assure you that we will pursue or consummate future acquisitions or that any acquisitions, if consummated, will be advantageous or profitable for our company.
Most of our contracts are terminable by our customers with limited notice and without penalty payments, and early terminations could have a material effect on our business, operating results and financial condition.
     Most of our contracts are terminable by our customers following limited notice and without early termination payments or liquidated damages due from them. In addition, each stage of a project often represents a separate contractual commitment, at the end of which the customers may elect to delay or not to proceed to the next stage of the project. We cannot assure you that one or more of our customers will not terminate a material contract or materially reduce the scope of a large project. The delay, cancellation or significant reduction in the scope of a large project or number of projects could have a material adverse effect on our business, operating results and financial condition.
Our prospective customers often take a long time to evaluate our products, and this lengthy and variable sales cycle makes it difficult to predict our operating results.
     It is difficult for us to forecast the timing and recognition of revenue from sales of our products because our prospective customers often take significant time evaluating our products before purchasing them. The period between initial customer contact and a purchase by a customer may be more than one year. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of our products for various reasons, including:
•	reduced need to upgrade existing visual marketing systems;

•	introduction of products by our competitors;

•	lower prices offered by our competitors; and

•	changes in budgets and purchasing priorities.
Our prospective customers routinely require education regarding the use and benefit of our products. This may also lead to delays in receiving customers’ orders.
Adequate funds for our operations may not be available, requiring us to curtail our activities significantly.
     Based on our current and anticipated expense levels and our existing capital resources, we anticipate that our cash will be adequate to fund our operations for at least the next twelve months. Our future capital requirements, however, will depend on many factors, including our ability to successfully market and sell our products, develop new products and establish and leverage our strategic partnerships and reseller relationships. In order to meet our needs should we not become cash flow positive or should we be unable to sustain positive cash flow, we may be required to raise additional funding through public or private financings, including equity financings. Any additional equity financings may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. Adequate funds for our operations, whether from financial markets, collaborative or other arrangements, may not be available when needed or on terms attractive to us. If adequate funds are not available, our plans to expand our business may be adversely affected and we could be required to curtail our activities significantly.
Difficulty in developing and maintaining relationships with third party manufacturers, suppliers and service providers could adversely affect our ability to deliver our products and meet our customers’ demands.
     We rely on third parties to manufacture and supply parts and components for our products and provide order fulfillment, installation, repair services and technical and customer support. Our strategy to rely on third party manufacturers, suppliers and service providers involves a number of significant risks, including the loss of control over the manufacturing process, the potential absence of adequate capacity, the unavailability of certain parts and components used in our products and reduced control over delivery schedules, quality and costs. For example, we do not generally maintain a significant inventory of parts or components, but rely on suppliers to deliver necessary parts and components to third party manufacturers, in a timely manner, based on our forecasts. If delivery of our products and services to our customers is interrupted, or if our products experience quality problems, our ability to meet customer demands would be harmed, causing a loss of revenue and harm to our reputation. Increased costs, transition difficulties and lead times involved in developing additional or new third party relationships could adversely affect our ability to deliver our products and meet our customers’ demands and harm our business.
Reductions in hardware costs will likely decrease hardware pricing to our customers and reduce our per unit revenue.
     Our product pricing includes a standard percentage markup over our cost of product components, such as computers and display monitors. As such, any decrease in our costs to acquire such components from third parties will likely be reflected as a decrease in our hardware pricing to our customers. Therefore, reductions in such hardware costs could potentially reduce our revenue.
Because our business model relies upon strategic partners and resellers, we expect to face risks not faced by companies with only internal sales forces.
     We currently sell most of our products through an internal sales force. We anticipate that strategic partners and resellers will become a larger part of our sales strategy. We may not, however, be successful in forming relationships with qualified partners and resellers. If we fail to attract qualified partners and resellers, we may not be able to expand our sales network, which may have an adverse effect on our ability to generate revenue. Our anticipated reliance on partners and resellers involves several risks, including the following:
•	we may not be able to adequately train partners and resellers to sell and service our products;

•	they may emphasize competitors’ products or decline to carry our products; and

•	channel conflict may arise between other third parties and/or our internal sales staff.
Our industry is characterized by frequent technological change. If we are unable to adapt our products and develop new products to keep up with these rapid changes, we will not be able to obtain or maintain market share.
     The market for our products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, heavy competition and frequent new product introductions. If we fail to develop new products or modify or improve existing products in response to these changes in technology, customer demands or industry standards, our products could become less competitive or obsolete.
     We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in using new technologies, developing new products or enhancing existing products in a timely and cost effective manner. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on commercially reasonable terms or at all. We may not succeed in adapting our products to new technologies as they emerge. Furthermore, even if we successfully adapt our products, these new technologies or enhancements may not achieve market acceptance.
Our future success depends on our key personnel and our ability to attract and retain additional personnel.
Our key personnel include:

•	Jeffrey C. Mack, Chairman of the Board of Directors, Chief Executive Officer and President;

•	John A. Witham, Executive Vice President and Chief Financial Officer;

•	Christopher F. Ebbert, Executive Vice President and Chief Technology Officer; and

•	Scott W. Koller, Executive Vice President of Sales and Marketing.
     If we fail to retain our key personnel or to attract, retain and motivate other qualified employees, our ability to maintain and develop our business may be adversely affected. Our future success depends significantly on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. The loss of the services of our key employees could harm our business. We may be unable to retain our employees or to attract, assimilate and retain other highly qualified employees who could migrate to other employers who offer competitive or superior compensation packages.
Our ability to execute our business strategy depends on our ability to protect our intellectual property, and if any third parties make unauthorized use of our intellectual property, or if our intellectual property rights are successfully challenged, our competitive position and business could suffer.
     Our success and ability to compete depends substantially on our proprietary technologies. We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers and others to protect our proprietary rights. Despite our precautions, unauthorized third parties might copy certain portions of our software or reverse engineer and use information that we regard as proprietary. No U.S. or international patents have been granted to us. As of November 1, 2007, we had applied for three U.S. patents, but we cannot provide assurance that they will be granted. Even if they are granted, our patents may be successfully challenged by others or invalidated. In addition, any patents that may be granted to us may not provide us a significant competitive advantage. We have been granted trademarks, but they could be challenged in the future. If future trademark registrations are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third party owners, which might not be possible on commercially reasonable terms or at all. If we fail to protect or enforce our intellectual property rights successfully, our competitive position could suffer. We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose competitive position in the market. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.
Our industry is characterized by frequent intellectual property litigation, and we could face claims of infringement by others in our industry. Such claims are costly and add uncertainty to our business strategy.
     The digital media and communications industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding patent rights. We could be subject to claims of infringement of third party intellectual property rights, which could result in significant expense and could ultimately result in the loss of our intellectual property rights. From time to time, third parties may assert patent, copyright, trademark or other intellectual property rights to technologies that are important to our business. In addition, because patent applications in the

United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our industry of which we are not aware. We may in the future receive notices of claims that our products infringe or may infringe intellectual property rights of third parties. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our business partners, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. If any such litigation resulted in an adverse ruling, we could be required to:
•	pay substantial damages;

•	cease the manufacture, use or sale of infringing products;

•	discontinue the use of certain technology; or

•	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on commercially reasonable terms or at all.
     MediaTile Company USA has informed us that it filed a patent application in June 2005 related to the use of cellular technology for delivery of digital content. We currently use cellular technology to deliver digital content on a limited basis. While MediaTile has not alleged that our products infringe its rights, they may so allege in the future.
Our business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, our products and services.
     Our business may be adversely affected by malicious applications that make changes to our customers’ computer systems and interfere with the operation and use of our products. These applications may attempt to interfere with our ability to communicate with our customers’ devices. The interference may occur without disclosure to or consent from our customers, resulting in a negative experience that our customers may associate with our products. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. In addition, we offer a number of products and services that our customers download to their computers or that they rely on to store information and transmit information over the Internet. These products and services are subject to attack by viruses, worms and other malicious software programs, which could jeopardize the security of information stored in a customer’s computer or in our computer systems and networks. The ability to reach customers and provide them with a superior product experience is critical to our success. If our efforts to combat these malicious applications fail, or if our products and services have actual or perceived vulnerabilities, there may be claims based on such failure or our reputation may be harmed, which would damage our business and financial condition.
We could have liability arising out of our previous sales of unregistered securities.
     Prior to our initial public offering, we financed our development and operations with proceeds from the sale to accredited investors of debt and equity securities. These securities were not registered under federal or state securities laws because we believed such sales were exempt under Section 4(2) of the Securities Act of 1933, as amended, and under Regulation D under the Securities Act. In addition, we issued stock purchase warrants to independent contractors and associates as compensation or as incentives for future performance in reliance upon the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act. We have received no claim that such sales were in violation of securities registration requirements under such laws, but should a claim be made, we would have the burden of demonstrating that sales were exempt from such registration requirements. In addition, it is possible that a purchaser of our securities could claim that disclosures to them in connection with such sales were inadequate, creating potential liability under the anti-fraud provisions of federal and state securities or other laws. If successful, claims under such laws could require us to pay damages, perform rescission offers, and/or pay interest on amounts invested and attorneys’ fees and costs. Depending upon the magnitude of a judgment against us in any such actions, our financial condition and prospects could be materially and adversely affected.
We compete with other companies that have more resources, which puts us at a competitive disadvantage.
     The market for digital signage software is highly competitive and we expect competition to increase in the future. Some of our competitors or potential competitors have significantly greater financial, technical and marketing resources than our company. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than our company.
     We expect competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product introductions or enhancements by our competitors could reduce sales and the market acceptance of our products, cause intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. If we do not have sufficient resources to make these investments or are unable to make the technological advances necessary to be competitive, our competitive position will suffer. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business.
Our results of operations could be adversely affected by changes in foreign currency exchange rates, particularly fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar.
     Since a portion of our operations and revenue occur outside the United States and in currencies other than the U.S. dollar, our results could be adversely affected by changes in foreign currency exchange rates. Additionally, given our August 2007 acquisition of McGill Digital Solutions in Windsor, Canada, changes in the exchange rate between the U.S. dollar and the Canadian dollar can significantly affect intercompany balances and our results of operations. Although we periodically use forward contracts to manage our exposure associated with forecasted international revenue transactions denominated in U.S. dollars, our business, results of operations and financial condition could be adversely affected by changes in foreign currency exchange rates.
Risks Related to Our Securities
We must implement additional finance and accounting systems, procedures and controls in order to satisfy requirements applicable to public companies, which will increase our costs and divert management’s time and attention.
     As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and NASDAQ.

     As an example of reporting requirements, we continue to evaluate our internal control systems in order to allow management to report on our internal control over financing reporting beginning with our annual report for the year ended December 31, 2007, and our independent registered public accounting firm to attest to our internal control over financing reporting beginning with our annual report for the year ended December 31, 2008, as required by Section 404 of the Sarbanes-Oxley Act of 2002. As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with these regulatory requirements than would be the case with a company that has established controls and procedures. This diversion of management’s time and attention could have an adverse effect on our business, financial condition and results of operations.
     In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting, investors and others may lose confidence in the reliability of our financial statements, and the trading price of our common stock and ability to obtain any necessary equity or debt financing could suffer. In addition, if our independent registered public accounting firm is unable to rely on our internal control over financial reporting in connection with its audit of our financial statements, and if it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our annual report with the SEC, which could also adversely affect the trading price of our common stock and our ability to secure any necessary additional financing, and could result in the delisting of our common stock from NASDAQ and the ineligibility of our common stock for quotation on the OTC Bulletin Board. In that event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.
     In addition, the foregoing regulatory requirements could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, on Board committees or as executive officers.
Our management has broad discretion over the use of the remaining net proceeds from our initial public offering as well as the net proceeds from our follow-on offering and may apply the proceeds in ways that do not improve our operating results or increase the value of our common stock.
     Our management has significant discretion in the use of the remaining net proceeds of our initial public offering and the net proceeds of our follow-on offering. Accordingly, our investors will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of such net proceeds. Therefore, it is possible that we may allocate such net proceeds in ways that fail to improve our operating results, increase the value of our common stock or otherwise maximize the return on these proceeds.
If we fail to comply with the NASDAQ requirements for continued listing, our common stock could be delisted from NASDAQ, which could hinder our investors’ ability to obtain timely quotations on the price of our common stock, or trade our common stock in the secondary market.
     Our common stock must sustain a minimum bid price of at least $1.00 per share and we must satisfy the other requirements for continued listing on NASDAQ. If our common stock is delisted from NASDAQ, trading in our common stock would likely thereafter be conducted in the over-the-counter markets in the so-called pink sheets or the OTC Bulletin Board. In such event, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, and there would likely be a reduction in the coverage of our company by securities analysts and the news media, thereby resulting in lower prices for our common stock than might otherwise prevail.
The market price of our stock may be subject to wide fluctuations.
     The price of our common stock may fluctuate, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause our investors to lose part or all of their investment in our shares of common stock. Factors that could cause fluctuations include, but are not limited to, the following:
•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of companies in our industry;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of financial market analysts;

•	investor perceptions of our industry, in general, and our company, in particular;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	major catastrophic events;

•	loss of external funding sources;

•	sales of large blocks of our stock or sales by insiders; or

•	departures of key personnel.
Our directors, executive officers and Spirit Lake Tribe together may exercise significant control over our company.
     As of November 1, 2007, our directors, executive officers and Spirit Lake Tribe beneficially owned approximately 6.4% of the outstanding shares of our common stock. As a result, these shareholders, if acting together, may be able to influence or control matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from our other investors and may vote in a way with which such investors disagree and which may be adverse to such investors’ interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.
Our articles of incorporation, bylaws and Minnesota law may discourage takeovers and business combinations that our shareholders might consider in their best interests.
     Anti-takeover provisions of our articles of incorporation, bylaws and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of our common stock. For example, while we have no present plans to issue any preferred stock, our Board of Directors, without further shareholder approval, may issue up to 16,666,666 shares of undesignated preferred stock and fix the powers, preferences, rights and limitations of such class or series, which could adversely affect the voting power of our common stock. In addition, our bylaws provide for an advance notice procedure for nomination of candidates to our Board of Directors that could have the effect of delaying, deterring or preventing a change in control. Further, as a Minnesota corporation, we are subject to provisions of the Minnesota Business Corporation Act, or MBCA, regarding “control share acquisitions” and “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our board to issue undesignated preferred stock and the anti-takeover provisions of the MBCA, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our company not approved by our Board of Directors.
We do not anticipate paying cash dividends on our shares of common stock in the foreseeable future.
     We have never declared or paid any cash dividends on our shares of common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for investors in our common stock for the foreseeable future.
A substantial number of shares are eligible for sale by our current investors and the sale of those shares could adversely affect our stock price.
     If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up agreements discussed below lapse, the trading price of our common stock could be adversely effected.
     Our directors, executive officers and Spirit Lake Tribe have agreed not to sell, offer to sell, contract to sell, pledge, hypothecate, grant any option to purchase, transfer or otherwise dispose of, grant any rights with respect to, or file or participate in the filing of a registration statement with the SEC, except the registration statement of which this prospectus forms a part, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, or be the subject of any hedging, short sale, derivative or other transaction that is designed to, or reasonably expected to lead to, or result in, the effective economic disposition of, or publicly announce his, her or its intention to do any of the foregoing with respect to, any shares of common stock, or any securities convertible into, or exercisable or exchangeable for, any shares of common stock before December 13, 2007, without the prior written consent of the underwriters of our follow-on offering.
     Upon the expiration of these lock-up agreements, 1,928,667 shares of our outstanding common stock, 1,111,986 shares underlying warrants and 848,330 shares underlying options will become eligible for sale. Substantially all of the foregoing shares and shares underlying warrants are eligible for resale under this prospectus. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could be adversely affected.

Selling Shareholders
     The following table presents information regarding the selling shareholders. Unless otherwise noted, the shares listed below represent the shares that each selling shareholder beneficially owned on November 1, 2007. The shares being offered hereunder represent an aggregate of 2,297,302 shares of common stock, including 1,857,523 shares issued or issuable upon the exercise of warrants.
     We are registering the above-referenced shares to permit each of the selling shareholders and their pledges, donees, transferees or other successors-in-interest that receive their shares from the selling shareholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares.
     The following table sets forth the name of each selling shareholder, the number of shares owned by each of the selling shareholders as of November 1, 2007, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling shareholders after this offering is completed, assuming all of the shares being offered are sold. Except as otherwise disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us. The number of shares in the column “Shares Offered” represents all of the shares that a selling shareholder may offer under this prospectus.
     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentages of shares beneficially owned are based on 14,537,705 shares of our common stock outstanding as of November 1, 2007, plus the shares of common stock beneficially owned by the respective selling shareholder, as set forth in the following table and more fully described in the applicable footnotes.

						Shares
	Shares		Percent			Beneficially		Percent
	Beneficially		Beneficially			Owned if All		Beneficially
	Owned		Owned			Shares are		Owned
Name and Address of Selling	Before		Before	Shares		Sold in the		After
Shareholder (1)	Offering (2)		Offering (2)	Offered		Offering		Offering
Barry W. Butzow 9714 Brassie Circle Eden Prairie, MN 55347	594,499	(3)	4.0%	528,501	(4)	65,998	(5)	*

Spirit Lake Tribe P.O. Box 359 Fort Totten, ND 58335	346,446		2.4%	302,004		44,442		*

Jack Norqual 9493 Olympia Drive Eden Prairie, MN 55347	235,727	(6)	1.6%	182,508	(7)	53,219		*

Stephen Jacobs 9420 Olympia Drive Eden Prairie, MN 55437	178,765	(8)	1.2%	158,210	(9)	20,555	(10)	*

Jeffrey C. Mack 6489 Promontory Drive Eden Prairie, MN 55346	160,686	(11)	1.1%	75,353	(12)	85,333	(13)	*

R. A. Stinski 3647 McKinley St. N.E. Minneapolis, MN 55418	153,608	(14)	1.1%	133,608	(15)	20,000		*

Galtere International Master Fund, L.P. 7 East 20th Street, 11R New York, NY 10003	142,492	(16)	1.0%	123,048	(17)	19,444		*

						Shares
	Shares		Percent			Beneficially		Percent
	Beneficially		Beneficially			Owned if All		Beneficially
	Owned		Owned			Shares are		Owned
Name and Address of Selling	Before		Before	Shares		Sold in the		After
Shareholder (1)	Offering (2)		Offering (2)	Offered		Offering		Offering
Christopher F. Ebbert 4821 13th Avenue South Minneapolis, MN 55417	140,316	(18)	1.0%	102,539	(19)	37,777		*

C. Donald Dorsey 3717 S. Gambel Quail Way Superstition Mountain, AZ 85218	133,051	(20)	*	121,941	(21)	11,110		*

Ben Reuben and Sophie Reuben, JTWROS 899 Lincoln Ave. St. Paul, MN 55105	130,000	(22)	*	130,000	(22)	0		0

William F. Schnell 2708 Branch Street Duluth, MN 55812	121,147	(23)	*	2,083	(12)	119,064	(24)	*

Hal B. Heyer 214 North 34th Avenue East Duluth, MN 55804	91,147	(25)	*	2,083	(12)	89,064	(26)	*

Peter Goldschmidt 3221 Ewing Avenue Duluth, MN 55803	91,147	(27)	*	2,083	(12)	89,064	(26)	*

Robin Hendricks 5290 Lakewood Road Duluth, MN 55804	91,147	(28)	*	2,083	(12)	89,064	(26)	*

Steven P. Meyer 9088 Neil Lake Road Eden Prairie, MN 55347	82,712	(29)	*	70,214	(30)	12,498		*

Industricorp & Co., Inc. FBO Twin City Carpenters Pension Plan	81,484	(31)	*	81,484	(31)	0		0

SHAG, LLC 214 34th Avenue East Duluth, MN 55804	80,731	(32)	*	47,398	(33)	33,333		*

Jill Jensen-Behr 845 Bradford Avenue North Champlin, MN 55316	79,215	(34)	*	29,360	(35)	49,855		*

W. Bruce Erickson TTEE, W. Bruce Erickson Revocable Trust U/A 10/14/2003 4041 16th Ave. S. Minneapolis, MN 55407	64,874	(36)	*	64,874	(36)	0		0

Thomas L. Thompson and Katherine A. Thompson 323 Woodland Hills W. Brainerd, MN 56401	63,682	(37)	*	52,572	(38)	11,110		*

John A. Witham 10456 Purdey Road Eden Prairie, MN 55347	55,555	(39)	*	22,222	(12)	33,333	(40)	*

Shares
Shares	Percent	Beneficially	Percent
Beneficially	Beneficially	Owned if All	Beneficially
Owned	Owned	Shares are	Owned
Name and Address of Selling	Before	Before	Shares	Sold in the	After
Shareholder (1)	Offering (2)	Offering (2)	Offered	Offering	Offering
Industricorp & Co., Inc. FBO 1561000091 312 Central Ave. SE, Suite 508 Minneapolis, MN 55414	52,572	(38)	*	52,572	(38)	0	0

Stephen D. Higgins, Pers. Rep., Estate of A Russell Melgaard 7900 E. Oakmont Place Sioux Falls, SD 57110	50,000	(41)	*	50,000	(41)	0	0

Paul L. Heibel 20558 Vails Lake Rd. Eden Valley, MN 55329	46,125	(42)	*	25,625	(43)	20,500	*

UBS Financial Services, Custodian f/b/o Randall W. Barnes c/o UBS Financial Services 800 Nicollet Mall, Suite 800 Minneapolis, MN 55402	45,137	(44)	*	39,582	(45)	5,555	*

Michael Hopkins 19549 Jersey Avenue Lakeville, MN 55044	45,052	(46)	*	26,720	(12)	18,332	*

Richard H. Enrico 7585 Equitable Drive Eden Prairie, MN 55344	44,914	(47)	*	39,359	(48)	5,555	*

Michael J. Frank 4964 Safari Circle Eagan, MN 55122	44,719	(49)	*	31,942	(12)	12,777	(50)	*

Lorax Investments, LLC 4555 Erin Drive, Suite #190 Eagan, MN 55122	42,808	(51)	*	39,559	(52)	3,249	*

Courtney Pulkrabek 210 No. Broadway P. O. Box 622 Crookston, MN 56716	40,000	*	40,000	0	0

Beverly J. Stathopoulus Trust 13212 Northern Dr. Burnsville, MN 55337	33,625	(53)	*	25,625	(43)	8,000	*

Marshall Special Assets Group 225 South 6th Street, Suite 2900 Minneapolis, MN 55402	29,442	(54)	*	18,331	(12)	11,111	*

Robert G. Allison	28,580	(55)	*	28,580	(55)	0	0

James and Barbara Koberstein 2132 Ponderosa Circle Duluth, MN 55811	27,776	(56)	*	5,554	(12)	22,222	*

Alice Ann Corporation	27,161	(57)	*	27,161	(57)	0	0

Kenneth Grant 1201 N. 21st St. Superior, WI 54880	27,161	(57)	*	27,161	(57)	0	0

						Shares
	Shares		Percent			Beneficially	Percent
	Beneficially		Beneficially			Owned if All	Beneficially
	Owned		Owned			Shares are	Owned
Name and Address of Selling	Before		Before	Shares		Sold in the	After
Shareholder (1)	Offering (2)		Offering (2)	Offered		Offering	Offering
Jerald D. Sprau 7722 Somerset Rd. Woodbury, MN 55125	27,161		*	27,161		0	0

Jack Klingert 4600 Dallas Ln. N. Plymouth, MN 55446	27,161	(57)	*	27,161	(57)	0	0

Richard W. Perkins Trustee U/A dtd 6/14/78 FBO Richard W. Perkins	27,161	(57)	*	27,161	(57)	0	0

Daniel S. and Patrice M. Perkins JTWROS 55 Landmark Long Lake, MN 55356	27,161	(57)	*	27,161	(57)	0	0

Piper Jaffray & Co as Cust FBO David H. Potter IRA	27,161	(57)	*	27,161	(57)	0	0

Daniel B. Ahlberg TTEE and Linda O. Ahlberg TTEE Ahlberg Joint Revocable Trust U/A dated 8/24/06	27,161	(57)	*	27,161	(57)	0	0

Dennis D. Gonyea	27,161	(57)	*	27,161	(57)	0	0

UBS Financial Services as Custodian FBO Bradley A. Erickson IRA c/o UBS Financial Services 600 Nicollet Mall, Suite 800 Minneapolis, MN 55402	27,161	(57)	*	27,161	(57)	0	0

David C. and Carole O. Brown TTEE’s FBO David C. and Carole O. Brown Rev TR U/A dtd 10/23/97	27,161	(57)	*	27,161	(57)	0	0

Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA	27,161	(57)	*	27,161	(57)	0	0

Piper Jaffray as Custodian FBO Richard C. Perkins IRA 2125 Hollybush Rd. Hamel, MN 55340	27,161	(57)	*	27,161	(57)	0	0

John T. Potter	27,161	(57)	*	27,161	(57)	0	0

E Terry Skone TTEE 2005 Amendment & Restatement E Terry Skone Rev Trust	27,161	(57)	*	27,161	(57)	0	0

Donald O. & Janet M. Voight TTEE’s FBO Janet M. Voight Trust U/A dtd 8/29/90	27,161	(57)	*	27,161	(57)	0	0

Piper Jaffray as Custodian FBO James B. Wallace SPN/PRO	27,161	(57)	*	27,161	(57)	0	0

Piper Jaffray as Custodian FBO Michael R. Wilcox IRA	27,161	(57)	*	27,161	(57)	0	0

David M. Westrum, TTEE FBO David M. Westrum Revocable Living Trust U/A dtd 6/1/97	27,161	(57)	*	27,161	(57)	0	0

						Shares
	Shares		Percent			Beneficially	Percent
	Beneficially		Beneficially			Owned if All	Beneficially
	Owned		Owned			Shares are	Owned
Name and Address of Selling	Before		Before	Shares		Sold in the	After
Shareholder (1)	Offering (2)		Offering (2)	Offered		Offering	Offering
Shawn P. Weinand	27,161	(57)	*	27,161	(57)	0	0

O. Walter Johnson 5534 Fenway Ct. White Bear Lake, MN 55110	27,161	(57)	*	27,161	(57)	0	0

Terry and Susan Jacobs Revocable Trust Edina, MN 55439	27,161		*	27,161		0	0

Richard A. Tickle Revocable Trust 1400 U.S. Trust Bldg. 730 2nd Ave. So. Minneapolis, MN 55402	26,437	(58)	*	26,437	(58)	0	0

Richard B. Heise Trust 77 Osprey Point Drive Osprey, FL 34229	26,437		*	26,437		0	0

Richard Kruger & Michaeleen Kruger 3605 Shady Oak Road Minnetonka, MN 55305	26,437	(58)	*	26,437	(58)	0	0

Ronald Musich 2715 Pioneer Trail Medina, MN 55340	26,437	(58)	*	26,437	(58)	0	0

Mike & Kathy Pearson JT TEN 2805 Lisbon Ave. N. Lake Elmo, MN 55042	26,286	(59)	*	26,286	(59)	0	0

Goben Enterprises LP 450 18th Ave. S. Naples, FL 34102	26,286		*	26,286		0	0

Robert Melhouse 79351 U.S. Hwy 71 Olivia, MN 56277	25,625	(43)	*	25,625	(43)	0	0

Larry Hopfenspirger 2025 Nicollet Ave S Minneapolis, MN 55404	24,999	(60)	*	5,555	(12)	19,444	*

Sheldon Fleck 4611 Browndale Avenue Edina, MN 55424	24,999	(60)	*	5,555	(12)	19,444	*

Scott Koller 2290 Goldpoint Victoria, MN 55386	24,307	(61)	*	22,682	(12)	1,625	*

Paul Medlin 18958 Firethom Pointe Eden Prairie, MN 55347	24,257	(12)	*	24,257	(12)	0	0

Juanita Young 7007 45th Avenue North Crystal, MN 55428	22,567	(62)	*	19,790	(63)	2,777	*

Laura Spillane 1991 Pine Ridge Drive West St. Paul, MN 55118	22,567	(62)	*	19,790	(63)	2,777	*

Shares
Shares	Percent	Beneficially	Percent
Beneficially	Beneficially	Owned if All	Beneficially
Owned	Owned	Shares are	Owned
Name and Address of Selling	Before	Before	Shares	Sold in the	After
Shareholder (1)	Offering (2)	Offering (2)	Offered	Offering	Offering
Brian S. Anderson 10146 Bluff Road Eden Prairie, MN 55347	20,722	(64)	*	2,222	(12)	18,500	(65)	*

Robert Schmidt 4103 Hidden Hill Rd. Norman, OK 73072	20,000	(66)	*	20,000	(66)	0	0

Craig & Terry Howard 540 Wilwood Lane Stillwater, MN 55082	20,000	*	20,000	0	0

Gary M. Uhde Revocable Trust 3157 Berwick Knoll Brooklyn Park, MN 55443	20,000	(66)	*	20,000	(66)	0	0

Dan Niessen 125 North Meridian Street Belle Plain, MN 56011	18,902	(67)	*	8,032	(68)	10,870	*

R. Scott and Susan S. Vickerman JT TEN 2685 Rainey Road Wayzata, MN 55391	18,286	(69)	*	18,286	(69)	0	0

2nd Wind Exercise Equipment 7585 Equitable Drive Eden Prairie, MN 55344	17,242	(70)	*	11,687	(71)	5,555	*

Garry L. Matz P. O. Box Q Elkhart Lake, WI 53020	17,000	*	17,000	0	0

Thor A. Christensen 1600 Mount Curve Avenue Minneapolis, MN 55403	15,943	*	15,943	0	0

Marketing Arts, Inc. 7805 Telegraph Road, Suite 110 Bloomington, MN 55438	15,771	(72)	*	15,771	(72)	0	0

Donald and Kathleen Walczak JTWROS 784 Redwood Lane New Brighton, MN 55112	15,000	*	15,000	0	0

Chandler P. O. Box 2465 Ft. Lauderdale, FL 33303	15,000	(73)	*	15,000	(73)	0	0

George Nelms 8300 East Dixileta Drive, Unit 3 Scottsdale, AZ 85262	13,888	(74)	*	2,777	(12)	11,111	*

William H. Baxter Revocable Trust	13,580	(75)	*	13,580	(75)	0	0

Gary A. Bergren	13,580	(75)	*	13,580	(75)	0	0

Piper Jaffray as Custodian FBO Craig L. Campbell IRA	13,580	(75)	*	13,580	(75)	0	0

Anne S. Chudnofsky	13,580	(75)	*	13,580	(75)	0	0

Gary E. Clipper and Leslie J. Clipper JTWROS	13,580	(75)	*	13,580	(75)	0	0

						Shares
	Shares		Percent			Beneficially	Percent
	Beneficially		Beneficially			Owned if All	Beneficially
	Owned		Owned			Shares are	Owned
Name and Address of Selling	Before		Before	Shares		Sold in the	After
Shareholder (1)	Offering (2)		Offering (2)	Offered		Offering	Offering
Richard A. Hoel	13,580	(75)	*	13,580	(75)	0	0

Elizabeth J. Kuehne	13,580	(75)	*	13,580	(75)	0	0

Piper Jaffray as Custodian FBO Fred T. Gerbig IRA 2490 Brenner Street St. Paul, MN 55113	13,580	(75)	*	13,580	(75)	0	0

Piper Jaffray as Custodian FBO Raymond R. Johnson IRA	13,580	(75)	*	13,580	(75)	0	0

Alan R. Reckner	13,580	(75)	*	13,580	(75)	0	0

Piper Jaffray as Custodian FBO Charles W. Pappas IRA	13,580	(75)	*	13,580	(75)	0	0

Paul C. Seel & Nancy S. Seel JTWROS	13,580	(75)	*	13,580	(75)	0	0

Piper Jaffray as Custodian FBO Robert G. Allison IRA	13,580	(75)	*	13,580	(75)	0	0

Piper Jaffray as Custodian FBO William H. Baxter IRA	13,580	(75)	*	13,580	(75)	0	0

Mark Behling 2781 Leyland Trail Woodbury, MN 55125	13,512	(76)	*	11,846	(77)	1,666	*

Paul Crawford I.Q. Universe 125 SE Main Street, Suite 270 Minneapolis, MN 55414	12,310	(78)	*	1,179	(12)	11,131	*

David H. Eber N1440 Tower Court LaCrosse, WI 54601	12,000	(79)	*	12,000	(79)	0	0

Charlie Maxwell c/o Meristem 601 Carlson Parkway, Suite 800 Minnetonka, MN 55305	11,943	(80)	*	11,943	(80)	0	0

Jason LeZalla 620 Lincoln Drive NE St. Michael, MN 55376	10,074	(12)	*	10,074	(12)	0	0

Kernon Bast and Donalda Speer JTWROS 948 Labarge Road Hudson, WI 54016	10,000		*	10,000		0	0

PR Partners c/o Jeff Sowada 34 Peninsula Road Dellwood, MN 55111	10,000	(12)	*	10,000	(12)	0	0

Bruce Rubinger 11965 Orchard Ave. West Minnetonka, MN 55305	10,000	(12)	*	10,000	(12)	0	0

Robert J. Dondelinger P O Box 527 Thief River Falls, MN 56701	10,000	(12)	*	10,000	(12)	0	0

						Shares
	Shares		Percent			Beneficially	Percent
	Beneficially		Beneficially			Owned if All	Beneficially
	Owned		Owned			Shares are	Owned
Name and Address of Selling	Before		Before	Shares		Sold in the	After
Shareholder (1)	Offering (2)		Offering (2)	Offered		Offering	Offering
Thomas P. Magne 7125 Shannon Drive Edina, MN 55439	10,000		*	10,000		0	0

Dean and Cathy Cocker, JTWROS P.O. Box 1085 Pine Island, MN 55963	10,000		*	10,000		0	0

Scott A. Lucus 934 Skye Lane Palm Harbor, FL 34683	10,000		*	10,000		0	0

Glen Gunderson 6125 Stone Court Maple Plain, MN 55359	10,000		*	10,000		0	0

Allan Steffes 1149 Orchard Circle St. Paul, MN 55118	10,000	(12)	*	10,000	(12)	0	0

Destin Capital Partners c/o Martin B. Rowe 946 4th St. Eldorado, IL 62930	10,000	(12)	*	10,000	(12)	0	0

Gerard Abbott 4557 Oak Chase Circle Eagan, MN 55123	9,894	(81)	*	9,894	(81)	0	0

FoxPoint Ventures 3200 Foxpoint Road Burnsville, MN 55337	8,570	(82)	*	1,904	(12)	6,666	*

Ilo E. Leppik 7500 Western Ave. Golden Valley, MN 55427	7,600	(12)	*	7,600	(12)	0	0

Thor G. Christensen 4012 LeMont Boulevard Mequon, WI 53092	7,497	(83)	*	4,165	(12)	3,332	*

Joseph A. Medlin 928 Lake Avenue South Duluth, MN 55802	6,943	(84)	*	1,388	(12)	5,555	*

Mark Sweet 3756 Big Fox Road Gem Lake, MN 55110	6,943	(84)	*	1,388	(12)	5,555	*

Thomas C. and Lynn M. Nelson 2142 Ponderosa Circle Duluth, MN 55811	6,943	(84)	*	1,388	(12)	5,555	*

Timothy Medlin 1039 Brainerd Avenue Duluth, MN 55811	6,943	(84)	*	1,388	(12)	5,555	*

Jeff Hanson 4316 West 99th Street Bloomington, MN 55437	6,666	(12)	*	6,666	(12)	0	0

Robert Martin 6800 Ruby Lane Chanhassen, MN 55317	6,431	(85)	*	3,655	(12)	2,776	*

						Shares
	Shares		Percent			Beneficially	Percent
	Beneficially		Beneficially			Owned if All	Beneficially
	Owned		Owned			Shares are	Owned
Name and Address of Selling	Before		Before	Shares		Sold in the	After
Shareholder (1)	Offering (2)		Offering (2)	Offered		Offering	Offering
Michael Boyce 1016 Stonebrooke Dr. Shakopee, MN 55379	5,000		*	5,000		0	0

UBS Financial Services as Custodian FBO Daniel L. Lastavich IRA c/o UBS Financial Services 600 Nicollet Mall, Suite 800 Minneapolis, MN 55402	5,000	(12)	*	5,000	(12)	0	0

Doug Selander 5358 Beachside Drive Minnetonka, MN 55343	4,999	(86)	*	4,444	(12)	555	*

Suzanne Dressler 5247 Beachside Drive Hopkins, MN 55343	4,165	(12)	*	4,165	(12)	0	0

John S. Anderson 5157 Luverne Avenue Minneapolis, MN 55419	4,114	(87)	*	2,338	(12)	1,776	*

George Jensen 8416 Palm Street Coon Rapids, MN 55433	3,497	(88)	*	1,387	(12)	2,110	*

Paul M. Pilla P.O. Box 10840 Chicago, IL 60610	3,471	(89)	*	694	(12)	2,777	*

Lynn M. Fischer 3647 McKinley Street NE Minneapolis, MN 55418	2,777	(90)	*	1,666	(12)	1,111	*

Corporate Capital Management LLC 1025 Crosstown Circle, Ste 210 Eden Prairie, MN 55344	2,777	(12)	*	2,777	(12)	0	0

Scott H. Anderson 225 South 6th Street, Suite 2900 Minneapolis, MN 55042	2,777	(12)	*	2,777	(12)	0	0

Mark Christensen 1073 Springdale Road Atlanta, GA 30306	2,571	(91)	*	1,461	(12)	1,110	*

Theis Family Trust 12466 Marystown Hills Lane Shakopee, MN 56401	2,553	(92)	*	1,110	(12)	1,443	*

Scot Sinnen 778 Quail Run Waconia, MN 55387	2,499	(12)	*	2,499	(12)	0	0

Gladys Campanile 4228 Ottawa Avenue South St. Louis Park, MN 55416	2,222	(12)	*	2,222	(12)	0	0

						Shares
	Shares		Percent			Beneficially	Percent
	Beneficially		Beneficially			Owned if All	Beneficially
	Owned		Owned			Shares are	Owned
Name and Address of Selling	Before		Before	Shares		Sold in the	After
Shareholder (1)	Offering (2)		Offering (2)	Offered		Offering	Offering
Al Kilgore 101 Winnipeg Avenue St. Paul, MN 55117	1,851	(12)	*	1,851	(12)	0	0

Israel Long 7741 Chanhassen Road 351 Chanhassen, MN 55317	1,851	(12)	*	1,851	(12)	0	0

Jack Haedicke 18418 Nicklaus Way Eden Prairie, MN 55347	1,666	(12)	*	1,666	(12)	0	0

Tobias Kleinbaum 16855 Saddlewood Trail Minnetonka, MN 55345	1,555	(12)	*	1,555	(12)	0	0

Dylan Birtolo 4316 236th St. SW 8205 Mount Lake, WA 98043	1,481	(12)	*	1,481	(12)	0	0

Laura Arntson 2850 Princeton Avenue South St. Louis Park, MN 55416	1,481	(12)	*	1,481	(12)	0	0

Steve Havig 2124 Fremont Avenue South Minneapolis, MN 55405	1,320	(93)	*	766	(12)	554	*

Naomi Synstelien Circle A Drive South Wayzata, MN 55391	1,111	(12)	*	1,111	(12)	0	0

John Rosales 4122 Blaisdell Avenue South #1 Minneapolis, MN 55409	1,111	(12)	*	1,111	(12)	0	0

Mitch Haugerud 1308 Highland Parkway St. Paul, MN 55116	1,111	(12)	*	1,111	(12)	0	0

Todd Moscinski 1315 Birch Drive Mayer, MN 55360	1,111	(12)	*	1,111	(12)	0	0

Yuria Takahashi 6425 Wilryan Avenue Edina, MN 55439	1,111	(12)	*	1,111	(12)	0	0

Goldmark, LLC 13 West Shore Road North Oaks, MN 55127	888	(12)	*	888	(12)	0	0

Chris LaMotte 325 Robie Street W. St. Paul, MN 55107	740	(12)	*	740	(12)	0	0

Patrick Beyer 6425 Wilryan Avenue Edina, MN 55439	740	(12)	*	740	(12)	0	0

Justin Chamberlain 7409 Humboldt Avenue North Brooklyn Park, MN 55444	666	(12)	*	666	(12)	0	0

						Shares
	Shares		Percent			Beneficially	Percent
	Beneficially		Beneficially			Owned if All	Beneficially
	Owned		Owned			Shares are	Owned
Name and Address of Selling	Before		Before	Shares		Sold in the	After
Shareholder (1)	Offering (2)		Offering (2)	Offered		Offering	Offering
Norbert Theis 12466 Marystown Hills Lane Shakopee, MN 56401	630	(94)	*	75	(12)	555	*

Mary S. Medina 14199 Bedford Drive Eden Prairie, MN 55346	592	(12)	*	592	(12)	0	0

Charlie Latterall 6416 Josephine Avenue Edina, MN 55439	555	(12)	*	555	(12)	0	0

Bridget Laska 16551 Whitewood Avenue Prior Lake, MN 55372	554	(12)	*	554	(12)	0	0

Carl Torarp 2920 Dean Pkwy Minneapolis, MN 55416	444	(12)	*	444	(12)	0	0

Holly Heitkamp 11757 Shannon Court, #1031 Eden Prairie, MN 55344	222	(12)	*	222	(12)	0	0

Jon A. Cotner P.O. Box 270214 St. Paul, MN 55127	166	(12)	*	166	(12)	0	0

Lori Janies 1030 13th Ave SE Minneapolis, MN 55414	166	(12)	*	166	(12)	0	0

Erin Flor 1900 East 86th Street Bloomington, MN 55424	111	(12)	*	111	(12)	0	0

Martha Cole 519 Wheeler Drive Excelsior, MN 55331	111	(12)	*	111	(12)	0	0

*	Represents less than one percent.

(1)	Unless otherwise indicated, the address of each shareholder is 730 East Lake Street, Wayzata, MN 55391.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of November 1, 2007.

(3)	Represents a) 351,729 shares of common stock, b) 232,770 shares purchasable upon the exercise of warrants, and c) 10,000 shares issuable upon the exercise of options.

(4)	Represents 295,731 shares of common stock and 232,770 shares purchasable upon the exercise of warrants.

(5)	Represents 55,998 shares of common stock and 10,000 shares issuable upon the exercise of options.

(6)	Represents 86,530 shares of common stock and 149,197 shares purchasable upon the exercise of warrants.

(7)	Represents 33,311 shares of common stock and 149,197 shares purchasable upon the exercise of warrants.

(8)	Represents a) 36,805 shares of common stock, b) 126,960 shares purchasable upon the exercise of warrants, and c) 15,000 shares issuable upon the exercise of options.

(9)	Represents 31,250 shares of common stock and 126,960 shares purchasable upon the exercise of warrants.

(10)	Represents 5,555 shares of common stock and 15,000 shares issuable upon the exercise of options.

(11)	Represents a) 2,000 shares of common stock, which have been pledged as security for a loan, b) 75,353 shares purchasable upon the exercise of warrants, and c) 83,333 shares issuable upon the exercise of options.

(12)	Represents shares purchasable upon the exercise of warrants.

(13)	Represents 2,000 shares of common stock, which have been pledged as security for a loan, and 83,333 shares issuable upon the exercise of options.

(14)	Represents 108,501 shares of common stock and 45,107 shares purchasable upon the exercise of warrants.

(15)	Represents 88,501 shares of common stock and 45,107 shares purchasable upon the exercise of warrants.

(16)	Represents 113,326 shares of common stock and 29,166 shares purchasable upon the exercise of warrants.

(17)	Represents 93,882 shares of common stock and 29,166 shares purchasable upon the exercise of warrants.

(18)	Represents 48,261 shares of common stock and 92,055 shares purchasable upon the exercise of warrants.

(19)	Represents 10,484 shares of common stock and 92,055 shares purchasable upon the exercise of warrants.

(20)	Represents 73,610 shares of common stock and 59,441 shares purchasable upon the exercise of warrants.

(21)	Represents 62,500 shares of common stock and 59,441 shares purchasable upon the exercise of warrants.

(22)	Represents 70,000 shares of common stock and 60,000 shares purchasable upon the exercise of warrants.

(23)	Represents a) 18,333 shares of common stock, b) 2,083 shares purchasable upon the exercise of warrants, c) 20,000 shares issuable upon the exercise of options, and d) 80,731 shares beneficially owned by SHAG LLC (which includes 11,109 shares purchasable upon the exercise of warrants). Dr. Schnell owns a 25% interest in SHAG LLC and may be deemed to beneficially own the shares held by SHAG LLC. Dr. Schnell disclaims beneficial ownership of the shares held by SHAG LLC except to the extent of his pecuniary interest in such shares.

(24)	Represents a) 18,333 shares of common stock, b) 20,000 shares issuable upon the exercise of options, and c) 80,731 shares beneficially owned by SHAG LLC (which includes 11,109 shares purchasable upon the exercise of warrants).

(25)	Represents a) 8,333 shares of common stock, b) 2,083 shares purchasable upon the exercise of warrants, and c) 80,731 shares beneficially owned by SHAG LLC (which includes 11,109 shares purchasable upon the exercise of warrants). Mr. Heyer owns a 25% interest in SHAG LLC and may be deemed to beneficially own the shares held by SHAG LLC. Mr. Heyer disclaims beneficial ownership of the shares held by SHAG LLC except to the extent of his pecuniary interest in such shares.

(26)	Represents 8,333 shares of common stock and 80,731 shares beneficially owned by SHAG LLC (which includes 11,109 shares purchasable upon the exercise of warrants).

(27)	Represents a) 8,333 shares of common stock, b) 2,083 shares purchasable upon the exercise of warrants, and c) 80,731 shares beneficially owned by SHAG LLC (which includes 11,109 shares purchasable upon the exercise of warrants). Mr. Goldschmidt owns a 25% interest in SHAG LLC and may be deemed to beneficially own the shares held by SHAG LLC. Mr. Goldschmidt disclaims beneficial ownership of the shares held by SHAG LLC except to the extent of his pecuniary interest in such shares.

(28)	Represents a) 8,333 shares of common stock, b) 2,083 shares purchasable upon the exercise of warrants, and c) 80,731 shares beneficially owned by SHAG LLC (which includes 11,109 shares purchasable upon the exercise of warrants). Mr. Hendricks owns a 25% interest in SHAG LLC and may be deemed to beneficially own the shares held by SHAG LLC. Mr. Hendricks disclaims beneficial ownership of the shares held by SHAG LLC except to the extent of his pecuniary interest in such shares.

(29)	Represents 51,560 shares of common stock and 31,152 shares purchasable upon the exercise of warrants.

(30)	Represents 39,062 shares of common stock and 31,152 shares purchasable upon the exercise of warrants.

(31)	Represents 51,484 shares of common stock and 30,000 shares purchasable upon the exercise of warrants.

(32)	Represents 69,622 shares of common stock and 11,109 shares purchasable upon the exercise of warrants.

(33)	Represents 36,289 shares of common stock and 11,109 shares purchasable upon the exercise of warrants.

(34)	Represents 52,409 shares of common stock and 26,806 shares purchasable upon the exercise of warrants.

(35)	Represents 2,554 shares of common stock and 26,806 shares purchasable upon the exercise of warrants

(36)	Represents 54,874 shares of common stock and 10,000 shares purchasable upon the exercise of warrants.

(37)	Represents 43,682 shares of common stock and 20,000 shares purchasable upon the exercise of warrants.

(38)	Represents 32,572 shares of common stock and 20,000 shares purchasable upon the exercise of warrants.

(39)	Represents 22,222 shares purchasable upon the exercise of warrants and 33,333 shares issuable upon the exercise of options.

(40)	Represents shares issuable upon the exercise of options.

(41)	Represents 10,000 shares of common stock and 40,000 shares purchasable upon the exercise of warrants.

(42)	Represents 36,125 shares of common stock and 10,000 shares purchasable upon the exercise of warrants.

(43)	Represents 15,625 shares of common stock and 10,000 shares purchasable upon the exercise of warrants.

(44)	Represents 36,805 shares of common stock and 8,332 shares purchasable upon the exercise of warrants.

(45)	Represents 31,250 shares of common stock and 8,332 shares purchasable upon the exercise of warrants.

(46)	Represents 18,332 shares of common stock and 26,720 shares purchasable upon the exercise of warrants.

(47)	Represents 33,805 shares of common stock and 11,109 shares purchasable upon the exercise of warrants.

(48)	Represents 28,250 shares of common stock and 11,109 shares purchasable upon the exercise of warrants.

(49)	Represents a) 2,777 shares of common stock, b) 31,942 shares purchasable upon the exercise of warrants, and c) 10,000 shares issuable pursuant to the exercise of options.

(50)	Represents 2,777 shares of common stock and 10,000 shares issuable pursuant to the exercise of options.

(51)	Represents 33,768 shares of common stock and 9,040 shares purchasable upon the exercise of warrants.

(52)	Represents 30,519 shares of common stock and 9,040 shares purchasable upon the exercise of warrants.

(53)	Represents 23,625 shares of common stock and 10,000 shares purchasable upon the exercise of warrants.

(54)	Represents 11,111 shares of common stock and 18,331 shares purchasable upon the exercise of warrants.

(55)	Represents 8,580 shares of common stock and 20,000 shares purchasable upon the exercise of warrants.

(56)	Represents 22,222 shares of common stock and 5,554 shares purchasable upon the exercise of warrants.

(57)	Represents 17,161 shares of common stock and 10,000 shares purchasable upon the exercise of warrants.

(58)	Represents 16,437 shares of common stock and 10,000 shares purchasable upon the exercise of warrants.

(59)	Represents 16,286 shares of common stock and 10,000 shares purchasable upon the exercise of warrants.

(60)	Represents 19,444 shares of common stock and 5,555 shares purchasable upon the exercise of warrants.

(61)	Represents 1,625 shares of common stock and 22,682 shares purchasable upon the exercise of warrants.

(62)	Represents 18,402 shares of common stock and 4,165 shares purchasable upon the exercise of warrants.

(63)	Represents 15,625 shares of common stock and 4,165 shares purchasable upon the exercise of warrants.

(64)	Represents a restricted stock award in the amount of 6,000 shares which vests in its entirety on January 1, 2008, (b) 12,500 shares issuable pursuant to the exercise of options and (c) 2,222 shares purchasable upon the exercise of warrants.

(65)	Represents a restricted stock award in the amount of 6,000 shares which vests in its entirety on January 1, 2008 and 12,500 shares issuable pursuant to the exercise of options.

(66)	Represents 10,000 shares of common stock and 10,000 shares purchasable upon the exercise of warrants.

(67)	Represents 16,242 shares of common stock and 2,660 shares purchasable upon the exercise of warrants.

(68)	Represents 5,372 shares of common stock and 2,660 shares purchasable upon the exercise of warrants.

(69)	Represents 8,286 shares of common stock and 10,000 shares purchasable upon the exercise of warrants.

(70)	Represents 8,910 shares of common stock and 8,332 shares purchasable upon the exercise of warrants.

(71)	Represents 3,355 shares of common stock and 8,332 shares purchasable upon the exercise of warrants.

(72)	Represents 9,771 shares of common stock and 6,000 shares purchasable upon the exercise of warrants.

(73)	Represents 5,000 shares of common stock and 10,000 shares purchasable upon the exercise of warrants.

(74)	Represents 11,111 shares of common stock and 2,777 shares purchasable upon the exercise of warrants.

(75)	Represents 8,580 shares of common stock and 5,000 shares purchasable upon the exercise of warrants.

(76)	Represents 11,041 shares of common stock and 2,471 shares purchasable upon the exercise of warrants.

(77)	Represents 9,375 shares of common stock and 2,471 shares purchasable upon the exercise of warrants.

(78)	Represents 11,131 shares of common stock and 1,179 shares purchasable upon the exercise of warrants.

(79)	Represents 2,000 shares of common stock and 10,000 shares purchasable upon the exercise of warrants.

(80)	Represents 3,612 shares of common stock and 8,331 shares purchasable upon the exercise of warrants.

(81)	Represents 7,812 shares of common stock and 2,082 shares purchasable upon the exercise of warrants.

(82)	Represents 6,666 shares of common stock and 1,904 shares purchasable upon the exercise of warrants.

(83)	Represents 3,332 shares of common stock and 4,165 shares purchasable upon the exercise of warrants.

(84)	Represents 5,555 shares of common stock and 1,388 shares purchasable upon the exercise of warrants.

(85)	Represents 2,776 shares of common stock and 3,655 shares purchasable upon the exercise of warrants.

(86)	Represents 555 shares of common stock and 4,444 shares purchasable upon the exercise of warrants.

(87)	Represents 1,776 shares of common stock and 2,338 shares purchasable upon the exercise of warrants.

(88)	Represents 2,110 shares of common stock and 1,387 shares purchasable upon the exercise of warrants.

(89)	Represents 2,777 shares of common stock and 694 shares purchasable upon the exercise of warrants.

(90)	Represents 1,111 shares of common stock and 1,666 shares purchasable upon the exercise of warrants.

(91)	Represents 1,110 shares of common stock and 1,461 shares purchasable upon the exercise of warrants.

(92)	Represents 1,443 shares of common stock and 1,110 shares purchasable upon the exercise of warrants.

(93)	Represents 554 shares of common stock and 766 shares purchasable upon the exercise of warrants.

(94)	Represents 555 shares of common stock and 75 shares purchasable upon the exercise of warrants.
Relationships with Selling Shareholders
     The following is a summary of material relationships between our company and the selling shareholders within the past three years: Barry Butzow is a former director of our company. Carl B. Walking Eagle Sr., one of our directors, is the Vice Chairman of the Spirit Lake Tribal Council and may be deemed to beneficially own the shares held by Spirit Lake Tribe. Mr. Walking Eagle disclaims beneficial ownership of the shares owned by Spirit Lake Tribe except to the extent of his pecuniary interest in such shares. Stephen E. Jacobs formerly served as our Executive Vice President and Corporate Secretary from June 2004 to March 2007. Jeffrey C. Mack serves as our Chairman of the Board, Chief Executive Officer, President and one of our directors. Susan K. Haugerud is a former director of our company and President of Galtere International Master Fund L.P. Christopher F. Ebbert serves as our Executive Vice President and Chief Technology Officer. Dr. William F. Schnell, one of our directors, is an owner of SHAG LLC and may be deemed to beneficially own the shares held by SHAG LLC. Dr. Schnell disclaims beneficial ownership of the shares held by SHAG LLC except to the extent of his pecuniary interest in such shares. John A. Witham serves as our Executive Vice President and Chief Financial Officer. Michael Hopkins is an employee and former director of our company. Michael J. Frank is a former director of our company. Scott W. Koller serves as our Executive Vice President Sales and Marketing. Brian S. Anderson serves as our Vice President and Controller. Thor A. Christensen is a former officer of our company. Jeff Hanson, Scot Sinnen, Israel Long, Tobias Kleinbaum, Laura

Arntson, Chris LaMotte, Justin Chamberlain, Bridget Laska, Holly Heitkamp and Erin Flor are employees of our company. Dylan Birtolo, Mitch Haugerud, Todd Moscinski, Patrick Beyer and Martha Cole are former employees of our company.
Lock-Up Agreements
     Our directors, executive officers and certain other shareholders have agreed not to sell, offer to sell, contract to sell, pledge, hypothecate, grant any option to purchase, transfer or otherwise dispose of, grant any rights with respect to, or file or participate in the filing of a registration statement, except the registration statement of which this prospectus forms a part, with the SEC, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, or be the subject of any hedging, short sale, derivative or other transaction that is designed to, or reasonably expected to lead to, or result in, the effective economic disposition of, or publicly announce his, her or its intention to do any of the foregoing with respect to, any shares of common stock, or any securities convertible into, or exercisable or exchangeable for, any shares of common stock before December 13, 2007, without the prior written consent of the underwriters of our follow-on public offering.
Sales to Selling Shareholders
     In November 2006, we sold 5,175,000 shares of our common stock in our initial public offering. As a result of the closing of this public offering, we issued the following unregistered securities on November 30, 2006:
•	Pursuant to the terms of convertible debenture agreements which we entered into with Spirit Lake Tribe, a federally recognized Native American tribe, our indebtedness to Spirit Lake Tribe incurred in 2005 aggregating $3,000,000 automatically converted into 1,302,004 shares of common stock. Spirit Lake Tribe sold 1,000,000 shares of our common stock at $7.00 per share pursuant to a separate registration statement on Form SB-2, which was declared effective by the SEC on June 13, 2007.

•	Pursuant to various note conversion agreements with 21 holders of convertible notes or debentures, an aggregate of $2,029,973 principal amount of notes were automatically converted into 634,362 shares of our common stock. In addition, we issued 40,728 common shares in lieu of the payment of accrued interest in the amount of $130,344 due certain holders of such notes.
     On December 30, 2006, we issued 1,798,611 shares of common stock to holders of 12% convertible bridge notes upon the conversion of $5,413,429 principal amount and $342,126 in accrued interest on such notes. The remaining 12% convertible bridge notes not converted in a principal amount of $335,602, with accrued interest of $70,483, were repaid in cash.
     In connection with convertible notes and other debt agreements issued to private investors and to other individuals for services rendered, we issued five-year warrants to purchase an aggregate of 2,560,061 shares of our common stock, and six-year warrants to purchase an aggregate of 50,000 shares of our common stock.
     With respect to the above issuances, we agreed to include the shares issued upon conversion of indebtedness and in lieu of accrued interest and the shares issued upon exercise of warrants in this registration statement.

Selling Shareholders’ Registration Rights
     We agreed to file this registration statement to provide for the resale of our common stock issuable upon conversion of our promissory notes, including interest on such notes, convertible debentures, convertible bridge notes and upon exercise of certain of our outstanding warrants. We agreed to pay the expenses of this registration with the exception of any underwriting commissions and expenses. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.
Use of Proceeds
     All of the net proceeds from the sale of the shares will go to the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares.
Plan of Distribution
     The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

     The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of any warrants by payment of cash, however, we will receive the exercise price of the warrants.
     The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
     The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
     To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
     We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or Rule 144 under the Securities Act, or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.
     As noted above, certain of the shares covered by this prospectus are subject to lock-up agreements. For further information regarding the limitations on resale imposed by such agreements, please review “Selling Shareholders — Lock-Up Agreements.”
Legal Matters
     For purposes of this offering, Briggs and Morgan, Professional Association, is giving its opinion on the validity of the shares.
Experts
     The audited financial statements of Wireless Ronin Technologies, Inc. as of December 31, 2005 and 2006 and for the years then ended, incorporated by reference herein, have been audited by Virchow, Krause & Company, LLP, independent registered public accountants. The audited financial statements of McGill Digital Solutions, Inc. as of December 31, 2006 and for the year then ended, incorporated by reference herein, have been audited by Virchow, Krause & Company, LLP, independent auditors. Each of the foregoing financial statements has been so incorporated in reliance upon the reports of such firm given upon its authority as experts in auditing and accounting.
Limitation of Liability and Indemnification
     As permitted by Section 302A.251 of the Minnesota Statutes, Article 6 of our Articles of Incorporation, as amended, limits the liability of our directors to the fullest extent permitted under Minnesota law. Specifically, our directors will not be liable to the Company or the shareholders for monetary damages for breach of fiduciary duty as a director. In addition, Article 7 of our Articles of Incorporation provides that we will indemnify and may, in the discretion of our board of directors, insure our current and former directors, officers and employees in the manner and to the fullest extent permitted by law. Section 7.1 of our By-laws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

You should only rely on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this document is accurate as of any date other than the date on the front of this document. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

4,154,825 Shares
Wireless Ronin Technologies, Inc.
Common Stock

PROSPECTUS

                    , 2007

Part II -- Information Not Required in Prospectus
Item 24. Indemnification of Directors and Officers
     Section 302A.521, subd. 2, of the Minnesota Statutes requires that we indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (2) acted in good faith, (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the company, or, in the case of performance by a director, officer or employee of the company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company. In addition, Section 302A.521, subd. 3, requires payment by us, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of our board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.
     Our articles of incorporation and by-laws provide that we shall indemnify each of our directors, officers and employees to the fullest extent permissible by Minnesota Statute, as detailed above. We also maintain a director and officer liability insurance policy.
Item 25. Other Expenses of Issuance and Distribution
     Expenses in connection with the issuance and distribution of the shares of common stock being registered hereunder, other than underwriting commissions and expenses, are estimated below. We agreed to pay the expenses of this registration with the exception of any underwriting commissions and expenses.

SEC registration fee	$4,128
Legal fees and expenses	55,000
Accounting fees and expenses	25,000
Blue sky qualification fees and expenses	7,000
Printing and engraving expenses	7,000
Transfer agent and registrar fees and expenses	6,000
Miscellaneous expenses	5,872

Total	$110,000

Item 26. Recent Sales of Unregistered Securities
     Since November 1, 2004, we have issued and sold the following unregistered securities:
     (a) Between May 20, 2003 and February 10, 2005, we issued $4,510,800 principal amount of 5-year convertible debentures and notes to 17 investors. In March 2006, we entered into note conversion agreements and addenda thereto with each of these investors providing, among other things, for the extension of payment of principal and interest due on these debt securities to the earlier of our completion of our initial public offering or November 28, 2006. In addition to deferral of any payments of principal or interest due on these debt securities, the note conversion agreements and addenda thereto provided that the debt securities would be automatically converted into our common stock at the lesser of the conversion rate stated in the securities or 80% of our initial public offering price. The note conversion agreements also granted the holders the right to convert accrued interest into our common stock effective upon completion of our initial public offering. As a result of the closing of our initial public offering, we issued shares of our common stock upon conversion of these debt securities as described in paragraph (s) below.
     (b) Between May 16, 2003 and March 31, 2006, we issued 374,683 shares of common stock to investors in connection with various financing transactions and as consideration for extending bridge loans and notes.
     (c) Between May 20, 2003 and January 13, 2006, we issued warrants for the purchase of an aggregate of 427,584 shares of common stock to the holders of our debt securities, including certain holders of our short-term notes (described below). The warrants were generally exercisable for a five-year period at exercise prices ranging from $0.09 to $13.50 per share.
     (d) Between July 1, 2004 and October 3, 2005, we issued warrants for the purchase of an aggregate of 66,334 shares of common stock to various product development and service providers. The warrants were generally exercisable for a five-year period at exercise prices ranging from $6.75 to $13.50 per share.
     (e) Between July 12, 2004 and March 31, 2006, we issued warrants to 29 employees, including certain executive officers for the purchase of an aggregate of 379,264 shares of common stock, exercisable at prices ranging from $0.09 to $11.75 per share.
     (f) Between February 28, 2005 and December 30, 2005, we issued warrants for the purchase of an aggregate of 37,500 shares of common stock to an officer, a non-employee director and a former director in consideration for their personal guarantees on loans to our company. The warrants were exercisable for a five-year period at exercise prices ranging from $9.00 to $13.50. The warrants with the exercise price of $13.50 per share were subsequently repriced to $9.00 per share.
     (g) Between June 16, 2005 and March 6, 2006, we issued warrants for the purchase of an aggregate of 39,490 shares of common stock to one of our directors and one of our former executive officers in connection with a factoring agreement. The warrants are exercisable for a five-year period at an exercise price of $9.00 per share.
     (h) On January 5, 2005 and September 7, 2005, we borrowed an aggregate of $3,000,000 from Spirit Lake Tribe, evidenced by a 10% convertible debenture which was convertible into 30% of our common stock, calculated on a fully-diluted basis. On March 7, 2006, we and Spirit Lake Tribe entered into an amendment to the convertible debenture agreement providing, among other things, that the principal amount of the debenture would be automatically converted into our common stock upon completion of our initial public offering, equal to 30% of our common stock outstanding on a fully diluted basis, excluding shares issuable to holders of our 12% convertible notes and as a result of the exercise of the warrants issued in connection therewith, and shares of common stock sold in our initial public offering and as a result of the exercise of the warrant issuable to the underwriter of our initial public offering. As a result of the closing of our initial public offering, we issued shares of our common stock upon conversion of these debt securities as described in paragraph (s) below.

     (i) On March 10, 2006, we issued to 53 investors convertible promissory notes bearing interest at the rate of 12% per annum in an aggregate principal amount of $2,775,000 and issued to the holders thereof, warrants to purchase an aggregate of 555,000 shares of our common stock. These convertible promissory notes were convertible into our common stock at $7.20 per share, subject to anti-dilution adjustments or, following our initial public offering, at 80% of our initial public offering price, subject to adjustment pursuant to anti-dilution provisions. The warrants issued to such individuals are similarly exercisable at such exercise prices. Unless converted or prepaid, these notes were to mature on the earlier of March 10, 2007 or thirty days following the closing of our initial public offering. In connection with the private placement described in this paragraph (i), we appointed Feltl and Company our exclusive agent and paid Feltl and Company commissions totaling $277,500, a nonaccountable expense allowance of $83,250 and a reimbursement for fees of legal counsel totaling $26,988. As a result of the closing of our initial public offering, we issued shares of our common stock upon conversion of these debt securities as described in paragraph (t) below.
     (j) On March 27, 2006, we issued six-year warrants to purchase an aggregate of 50,000 shares of our common stock to two holders of our short-term promissory notes. These warrants are exercisable at $6.30 per share.
     (k) On March 31, 2006, we issued five-year warrants for the purchase of an aggregate of 51,667 shares of common stock to three of our executive officers. These warrants are exercisable at $9.00 per share.
     (l) On June 30, 2006, we issued 8,333 shares of common stock to Spirit Lake Tribe in connection with the quarterly interest payment on its convertible debenture.
     (m) On June 30, 2006, we issued an aggregate of 45,332 shares of common stock to two holders of our short-term promissory notes as consideration for extending their promissory notes.
     (n) On July 27, 2006, we issued to 12 investors convertible promissory notes bearing interest at the rate of 12% per annum in an aggregate principal amount of $1,431,097 and issued to the holders thereof warrants to purchase an aggregate of 286,219 shares of our common stock. These convertible promissory notes were convertible into our common stock at $7.20 per share, subject to anti-dilution adjustments or, following our initial public offering, at 80% of our initial public offering price, subject to adjustment pursuant to antidilution provisions. The warrants issued to such individuals are similarly exercisable at such exercise prices. Unless converted or prepaid, these notes were to mature on the earlier of March 10, 2007 or thirty days following the closing of our initial public offering. As a result of the closing of our initial public offering, we issued shares of our common stock upon conversion of these debt securities as described in paragraph (t) below.
     (o) On August 25, 2006, we issued to 20 investors convertible promissory notes bearing interest at the rate of 12% per annum in an aggregate principal amount of $1,542,934 and issued to the holders thereof warrants to purchase an aggregate of 308,587 shares of our common stock. These convertible promissory notes were convertible into our common stock at $7.20 per share, subject to anti-dilution adjustments or, following our initial public offering, at 80% of our initial public offering price, subject to adjustment pursuant to antidilution provisions. The warrants issued to such individuals are similarly exercisable at such exercise prices. Unless converted or prepaid, these notes were to mature on the earlier of March 10, 2007 or thirty days following the closing of our initial public offering. As a result of the closing of our initial public offering, we issued shares of our common stock upon conversion of these debt securities as described in paragraph (t) below.

     (p) On August 25, 2006, we issued 20,000 shares of common stock to a holder of a convertible promissory note in connection with such holder’s exchange of the promissory note for a 12% convertible note and warrants to purchase common stock.
     (q) On September 30, 2006, we issued 8,333 shares of common stock to Spirit Lake Tribe in connection with the quarterly interest payment on its convertible debenture.
     (r) On November 27, 2006, one of our employees and former director, exercised a warrant for the purchase of 555 shares of common stock, at $0.45 per share. We obtained gross proceeds of $250 in connection with this warrant exercise.
     (s) As a result of the closing of our initial public offering, we issued the following unregistered securities on November 30, 2006:
•	We sold to the underwriter of our initial public offering for $50 a warrant to purchase 450,000 shares of our common stock exercisable at $4.80 per share. The warrant became exercisable on November 24, 2007 and expires on November 30, 2010. The warrant contains customary anti-dilution provisions and certain demand and participatory registration rights. The warrant may not be sold, transferred, assigned or hypothecated prior to November 27, 2007, except to officers or partners of the underwriter of our initial public offering and members of that offering’s selling group and/or their officers or partners.

•	Pursuant to the terms of convertible debenture agreements which we entered into with Spirit Lake Tribe, a federally recognized Native American tribe, our indebtedness to Spirit Lake Tribe incurred in 2005 aggregating $3,000,000 automatically converted into 1,302,004 shares of common stock.

•	Pursuant to various note conversion agreements with 21 holders of convertible notes or debentures, an aggregate of $2,029,973 principal amount of notes was automatically converted into 634,362 shares of our common stock. In addition, we issued 40,728 common shares in lieu of the payment of accrued interest in the amount of $130,344 due certain holders of such notes and debentures.
     (t) On December 30, 2006, we issued 1,798,611 shares of common stock to holders of 12% convertible bridge notes upon the conversion of $5,413,429 principal amount and $342,126 in accrued interest on such notes. The remaining 12% convertible bridge notes not converted in the principal amount of $335,602 and accrued interest of $70,483 were repaid in cash. We were obligated to repay the notes within 30 days of the closing of our initial public offering, which took place on November 30, 2006. As a result of the foregoing, we have retired all of our 12% convertible bridge notes.
     (u) On January 31, 2007, an accredited investor who held a warrant for the purchase of 10,000 shares of common stock exercised such warrant at $3.20 per share. We obtained gross proceeds of $32,000 in connection with the warrant exercise, which were applied to working capital for general corporate purposes.
     (v) As set forth in our Form 10-QSB for the quarterly period ended June 30, 2007, we had the following unregistered sales of securities: (i) on April 6, 2007, a former employee who held (a) a seven-year warrant for the purchase of 5,555 shares of common stock at $0.45 per share, (b) a seven-year warrant for the purchase of 5,444 shares of common stock at $2.25 per share, and (c) a seven-year warrant for the purchase of 4,944 shares of common stock at $2.25 per share, exercised these warrants. We obtained gross proceeds of an aggregate of $25,873 in connection with these warrant exercises, (ii) on

April 17, 2007, a former employee exercised an option to purchase 1,000 shares at $6.02 per share. We obtained gross proceeds of $6,020 in connection with this option exercise, (iii) on April 18, 2007, an accredited investor who held a seven-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of $32,000 in connection with this warrant exercise, (iv) on May 29, 2007, an accredited investor who held a seven-year warrant for the purchase of 47,587 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of $152,278 in connection with this warrant exercise, (v) on June 19, 2007, an accredited investor who held a seven-year warrant for the purchase of 20,000 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of $64,000 in connection with this warrant exercise, (vi) on June 28, 2007, four accredited investors who each held a seven-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrants. We obtained gross proceeds of an aggregate of $128,000 in connection with these warrant exercises. The proceeds of each of the foregoing exercises were applied to working capital for general corporate purposes.
     (w) On August 16, 2007, we issued an aggregate of 50,000 shares of common stock to Robert Whent, Alan Buterbaugh and Marlene Buterbaugh in connection with the McGill Digital Solutions acquisition.
     (x) As set forth in our Form 10-QSB for the quarterly period ended September 30, 2007, we had the following unregistered sales of securities: (i) on July 12, 2007, two accredited investors who each held a five-year warrant for the purchase of 20,000 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of an aggregate of $64,000 in connection with this warrant exercise, (ii) on July 20, 2007, two accredited investors who each held a five-year warrant for the purchase of 20,000 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of an aggregate of $64,000 in connection with this warrant exercise, (iii) on July 23, 2007, an accredited investor who held a five-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of $32,000 in connection with this warrant exercise, (iv) on July 27, 2007, an accredited investor who held a five-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrants. We obtained gross proceeds of $32,000 in connection with these warrant exercises, (v) on August 7, 2007, an accredited investor who held a five-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of $32,000 in connection with this warrant exercise, (vi) on August 10, 2007, an accredited investor who held a five-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrants. We obtained gross proceeds of $32,000 in connection with these warrant exercises, (vii) on August 14, 2007, an accredited investor who held a five-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of $32,000 in connection with this warrant exercise, (viii) on August 16, 2007, an accredited investor who held a five-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrants. We obtained gross proceeds of $32,000 in connection with these warrant exercises, (ix) on August 21, 2007, an accredited investor who held a five-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of $32,000 in connection with this warrant exercise, (x) on August 27, 2007, an accredited investor who held a five-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrants. We obtained gross proceeds of $32,000 in connection with these warrant exercises, (xi) on August 27, 2007, an accredited investor who held a five-year warrant for the purchase of 5,000 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of $16,000 in connection with this warrant exercise, (xii) on September 13, 2007, an accredited investor who held a five-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of $32,000 in connection with this warrant exercise, (xiii) on September 17, 2007, an accredited investor who held a five-year warrant for the purchase of 10,000 shares of common stock at $3.20 per share exercised such warrant. We obtained gross proceeds of $32,000 in connection with this warrant exercise, (xiv) on September 18, 2007, an accredited investor who held a five-year warrant for the purchase of 2,554 shares of common stock at $0.22 per share exercised such warrant. We obtained gross proceeds of $549.54 in connection with this warrant exercise. The proceeds of each of the foregoing exercises were applied to working capital for general corporate purposes.
     Except as noted in paragraph (i) above, we did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above.
     The sales of the securities identified in paragraphs (a) through (x) above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder, including Regulation D. Each of the above-referenced investors represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.
     The issuance of warrants to our employees described in paragraphs (e), (f), (g) and (k) and the common stock issuable upon the exercise of the warrants as described in this Item 26 were issued pursuant to written compensatory plans or arrangements with our employees, officers, directors and advisors in reliance upon the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act. All recipients either received information about us or had access, through employment or other relationships, to such information.
Item 27. Exhibits
     See “Index to Exhibits.”
Item 28. Undertakings
     (a) Rule 415 Offering. The small business issuer hereby undertakes to:
     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) Include any additional or changed material information on the plan of distribution.

Provided, however, that (i) and (ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.
     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     (b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(1)	If the small business issuer is relying on Rule 430B (§230.430B of this chapter):
(i)	Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
     (2) If the small business issuer is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (h) Request For Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorized this Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form SB-2 on Form S-3 to be signed on its behalf by the undersigned in the City of Minnetonka, State of Minnesota, on November 27, 2007.

WIRELESS RONIN TECHNOLOGIES, INC.
By:	/s/ Jeffrey C. Mack
Jeffrey C. Mack
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey C. Mack Jeffrey C. Mack	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer and Director)	November 27, 2007

/s/ John A. Witham John A. Witham	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 27, 2007

/s/ Brian S. Anderson Brian S. Anderson	Vice President and Controller (Principal Accounting Officer)
* Dr. William F. Schnell	Director

* Carl B. Walking Eagle Sr.	Director

* Gregory T. Barnum	Director

* Thomas J. Moudry	Director

* Brett A. Shockley	Director

*By:	/s/ John A. Witham	November 27, 2007

John A. Witham Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Articles of Incorporation, as amended, of the Registrant (incorporated by reference to our Pre-Effective Amendment No. 1 to Form SB-2 filed on October 12, 2006 (File No. 333-136972)).

4.2	Bylaws, as amended, of the Registrant (incorporated by reference to our Quarterly Report on Form 10-QSB for the period ended September 30, 2007 (File No. 001-33169)).

4.3	Specimen common stock certificate of the Registrant (incorporated by reference to our Pre-Effective Amendment No. 1 to Form SB-2 filed on October 12, 2006 (File No. 333-136972)).

5	Opinion of Briggs and Morgan, Professional Association.*

23.1	Consent of Briggs and Morgan, Professional Association (filed as part of Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney.*

*	Previously filed.